Individual Farmer Ginseng Growing Contract

Company: Jilin Yanbian Huaxing Ginseng Company Ltd.
Farmer: Pan Shang De

In order to carry out the company’s mission, promote brand name and market acceptance, as well as to develop the second environment friendly high-yield ginseng plantation, support local economic development; the company decided to provide full support and assistance of its man power, farming supplies and technology to farmers per local government’s request. The contract will be executed according to the following terms:

1. Based on farmer’s terrain, soil condition, Company will provide seed, seedlings based on the current market price.

2. Provide all around technology from excavation, seeding, planting, fertilization, pest control to site management; Company also provides technical training to Farmer periodically.

3. Company will arrange ginseng inspections and schedule for harvesting, without company’s consent, Farmer can not harvest the corps nor alter plantation area.

4. After harvesting, Company will weigh and purchase the total ginseng crops. Company will purchase ginseng with the price $1-3 above current market price for every kilo, without company’s consent, Farmer can not sell to other parties.

By: Jilin Yanbian Huaxing Ginseng Company Ltd. (with seal)

By: S/S Pan Shang De    Date: March 31, 2005